Exhibit 99.1

Press Release

SOURCE: Huayang International Holdings, Inc.

Huayang International Holdings, Inc. Rescinds Acquisition of
Jiahe Medicine Group

Shenyang, China -- April 11, 2003 -- Huayang International Holdings, Inc. (OTCBB: HIHI), announced today it has rescinded the acquisition of Jiahe Medicine Group (Jiahe) and cancelled the 1,900,000 restricted shares of HIHI's common stock issued in connection with the acquisition.

In September 2002, HIHI reached an agreement with a third party, a citizen and resident of China, to acquire a 100% interest Jiahe, a pharmaceutical company organized in the People's Republic of China, in exchange for 1,900,000 restricted shares of HIHI's common stock. The agreement requires the third party to satisfy certain contingencies prior to December 31, 2002. In March 2003, the Company decided to rescind the agreement on the ground that Jiahe did not satisfy certain outstanding contingencies. On April 2, 2003, all of the 1,900,000 shares were returned to and cancelled by the Company.

ABOUT HUAYANG INTERNATIONAL HOLDINGS, INC.

Organized in Nevada, the United States, Huayang International Holdings, Inc. is a real estate development company operated in China. In addition to real estate development, the Company also seeks to invest in biotechnology, tele-medicine and other high growth sectors in China. The Company is committed to leverage its management, technology and market expertise to capitalize on the rapid growth of the Chinese market.

For more information about the company, please visit http://www.hihi.us

"SAFE HARBOR" CAUTIONARY STATEMENT

This press release contains "forward-looking statements" regarding future business opportunities and activities. Such forward-looking information involves important risks and uncertainties that could significantly affect future results. These risks and uncertainties include, but are not limited to, those relating to economic, political, legal and social conditions in the People's Republic of China, dependence upon key management personnel, competition, material factors relating to the operations of the business, and domestic and global general economic conditions.

CONTACT:

Huayang International Holdings, Inc.
Mary Wang (86)(24) 2318-0688
	Email: ir@hihi.us